Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our report, incorporated herein by reference, dated December 14, 2007, for Legg Mason Partners Variable Dividend Strategy Portfolio, a series of Legg Mason Partners Variable Equity Trust as of October 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
New York, New York
February 11, 2008